EXHIBIT 99

Contact:     Mike Dickerson                                                                                                                                                                  FOR IMMEDIATE RELEASE
                   Director, Media Relations                                                                                                                                                 Moved On PR Newswire
                   Corporate                                                                                                                                                                             August 13, 2007
                   310.615.1647
                   mdickers@csc.com

                   Bill Lackey
                   Director, Investor Relations
                   Corporate
                   310.615.1700
                   blackey3@csc.com

CSC ANNOUNCES DELAY IN RELEASE OF FINANCIAL
RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2008

EL SEGUNDO, Calif., Aug. 13– Computer Sciences Corporation (NYSE: CSC) today announced that it has not completed its determination of the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), on the company’s consolidated financial statements.  As a result, the company is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 29, 2007, by August 13, 2007.  The company currently cannot determine the date on which it expects to file its Form 10-Q for the quarter ended June 29, 2007.
The company anticipates preliminary unaudited revenue for the quarter ended June 29, 2007, of at least $3.7 billion to $3.8 billion, within the range estimate provided in the company’s June 13, 2007, press release.  The company anticipates preliminary unaudited earnings per share, consistent with prior guidance, to be at least 65 cents to 75 cents for the quarter before the impact of special charges, including expenses related to restructuring and a retirement agreement, and before the impact of any adjustments resulting from the analysis and adoption of FIN 48.

About CSC
Computer Sciences Corporation is a leading global information technology (IT) services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.
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Computer Sciences Corporation – Page 2                                                                                                           August 13, 2007

With approximately 87,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.9 billion for the 12 months ended Mar. 30, 2007. For more information, visit the company’s Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control.  These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 30, 2007.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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